CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Distribution for February 2013

New York, New York, January 28, 2013— American Realty Capital Properties, Inc. (the “Company”) (NASDAQ: “ARCP”) announced today that, pursuant to the prior authorization of its board of directors, the Company has declared an annual dividend of $0.895 per share to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, on February 15, 2013, the Company will pay a distribution of $0.07458 per share to stockholders of record at the close of business on February 8, 2013.

In addition, as previously disclosed, the Company’s board of directors authorized, and the Company declared, its fifth consecutive quarterly increase to its annual distribution. The annual distribution rate per share will be increased by $0.005, from $0.895 to $0.900 per annum, and will accrue commencing on February 9, 2013.

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.